Exhibit 99.1

THE HOWARD HUGHES CORPORATION ANNOUNCES PROPOSED OFFERING OF SENIOR NOTES

DALLAS (September 20, 2013) — The Howard Hughes Corporation (NYSE:HHC) announced today that it plans to offer $500 million aggregate principal amount of senior notes due 2021 (the “notes”) in a private transaction that is exempt from the registration requirements of the Securities Act of 1933 (the “Act”). The terms, pricing and consummation of the offering of notes is subject to market and other conditions.

The Howard Hughes Corporation intends to use the net proceeds from the offering for development, acquisitions and other general corporate purposes.

The notes have not been registered under the Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, and shall not constitute an offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 18 states from New York to Hawai’i. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC and is headquartered in Dallas, TX. For additional information about HHC, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements about the proposed offering of notes and other statements accompanied by words such as “plans,” “intends” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance or events. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include (a) material adverse changes in economic or industry conditions generally, including global financial markets; (b) current expectations and beliefs as to the consummation of the offering and the uses of proceeds thereof; and (c) the risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release, except as required by law.

Source: The Howard Hughes Corporation

Media Contact

Caryn Kboudi

The Howard Hughes Corporation

caryn.kboudi@howardhughes.com

214-741-7744